Exhibit 99.1

FOR IMMEDIATE RELEASE

May 16, 2011

Contact: Curtis T. Evatt

Executive Vice President and Chief Financial Officer

(864) 882-2765

Oconee Federal Financial Corp.

Announces Large Charitable Contribution And Results of Operations for Quarter

Ended March 31, 2011

Seneca, South Carolina, May 16, 2011 – Oconee Federal Financial Corp. (NASDAQ: OFED) (the “Company”), holding company for Oconee Federal Savings and Loan Association (the “Association”), reported a large charitable contribution which resulted in net income for the nine months ended March 31, 2011 of $1.4 million compared to net income of $2.0 million for the nine months ended March 31, 2010. As a result of the charitable contribution, the Company had a net loss of ($197,000) for the three months ended for the three months ended March 31, 2011, compared to net income at the Association of $660,000 for the three months ended March 31, 2010. The Company’s total assets increased to $377 million at March 31, 2011 from $333.5 million at June 30, 2010, and loans, net of allowance, increased to $265.7 million at March 31, 2011 from $264.3 million at June 30, 2010. For additional information, see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as filed with the Securities and Exchange Commission at www.sec.gov.

T. Rhett Evatt, President and Chief Executive Officer, said, “We are very pleased with our financial performance during our first quarter as a public company, which has generally continued to improve despite the current economic conditions nationwide and in our community.” Regarding the net loss for the quarter, Mr. Evatt stated, “Our net loss of $197,000 was the direct result of our $1.7 million contribution to the Oconee Federal Charitable Foundation which we formed to support our local community. Although this contribution was booked entirely in the quarter ended March 31, 2011, we view this as a long-term investment in the communities we serve.” Mr. Evatt continued, “We believe our results, especially the increase in our assets, are generally indicative of our continued commitment to our core business, and we feel that the recent dividend of $0.10 per share indicates our confidence in our financial performance and our commitment to providing value to shareholders. We look forward to our second fiscal quarter as a public company and to continuing to serve the lending and savings needs of our community.”

About Oconee Federal Financial Corp.

Oconee Federal Financial Corp. is the holding company for Oconee Federal Savings and Loan Association, a federally chartered, FDIC-insured savings and loan association chartered in 1924. The Association is headquartered in Seneca, South Carolina and provides financial services to individuals, families and businesses through its four banking offices and its executive offices located in Oconee County, South Carolina.

Forward-looking Statements

This news release contains certain forward-looking statements, such as statements of the Company’s or the Association’s plans, objectives, expectations, estimates and intentions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions. Forward-looking statements are subject to significant risks, assumptions and uncertainties, that could cause actual results to differ materially from expected results, including adverse economic conditions, changes in the financial industry and securities, credit and real estate markets include changes in general economic conditions, and legislative and regulatory changes.